Exhibit 99.1
NEWS BULLETIN

For Further Information:

AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:
A.C. Zucaro	Leslie Loyet
Chairman & CEO	Analysts/Investors
(312) 346-8100	(312) 640-6672
lloyet@mww.com

FOR IMMEDIATE RELEASE	NYSE: ORI
TUESDAY, NOVEMBER 3, 2009

OLD REPUBLIC TO FILE THIRD QUARTER, 2009 SEC FORM 10-Q REPORT WITH AN UNRESOLVED REVENUE ACCOUNTING MATTER

Chicago - November 3, 2009 - Old Republic International Corporation ( NYSE : ORI ) today announced that it will shortly file its third quarter 2009 Form 10-Q report with the Securities and Exchange Commission.  The filing will take place even though the Company’s independent auditors, PricewaterhouseCoopers LLP (“PwC”) have communicated their disagreement with the Company’s treatment of certain third quarter 2009 reinsurance transactions consummated by the Company’s Mortgage Guaranty subsidiary. The transactions and the financial statement treatment afforded to them were disclosed in the Company’s October 22, 2009 earnings press release as follows:

“During this year’s third quarter, the Mortgage Guaranty Group recaptured business previously ceded to several captives. In substance, the transactions are cut-off reinsurance arrangements whereby the captives have remitted to the Company the reserves on existing claim obligations and a risk premium for claims that will occur after the recapture date. Accordingly, the Company recorded proceeds of $148.9 million and established a combination of claim reserves ($68.4 million) and premium reserves ($82.5 million) all of which resulted in little consequential effect on the pretax loss for the quarter and first nine months of 2009.”

To effect the transactions the Company calculated a necessary, actuarially determined total premium designed to at least cover all future claims occurring after termination of the existing reinsurance contracts. The economic basis of the premium offered and agreed to by the captives consisted of the combination of an initial front end risk premium ($82.5 million) paid in cash and marketable securities, and a subsequent additional risk premium equal to all estimated future renewal premiums that would have otherwise inured to the captives had the reinsurance agreements remained in place. Accordingly, to reflect the economic substance of the cut-off reinsurance arrangements, the initial front end risk premium has been recorded as a balance sheet unearned premium reserve.  This reserve will revert to earned premiums in future

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periods’ income statements pursuant to an amortization schedule that simulates the estimated timing of the future renewal risk premiums that will henceforth be retained by the Company. In so doing, the Company will be consistent with its own and generally accepted industry-wide insurance accounting practices pertaining to cut-off reinsurance arrangements and, assuming the reasonableness of its usual risk transfer pricing methodology, its consequent underwriting results should not be materially better or worse than they would have been if the reinsurance agreements had remained in place.

PwC has informed the Company that based on its analysis of the transactions and interpretation of generally accepted accounting principles (“GAAP”), it has concluded that immediate recognition of a gain in the amount of $82.5 million is required in the third quarter of 2009.  In addition, PwC has advised that, as a result of this disagreement, it is unable to complete its review of the Company’s consolidated financial statements included in the third quarter 2009 Form 10-Q.

In Old Republic management’s opinion, recognition of the $82.5 million initial front end risk premium as a current period revenue and bottom line gain would create the appearance of much improved third quarter 2009 results when none existed or occurred. Given the economic substance of the transactions, the appearance so created would also cause misleading inferences relative to such matters as trends in premium revenue and claim costs as well as the actual underwriting results of Old Republic’s Mortgage Guaranty line for the nine quarterly periods since the onset of economic dislocations.

In view of the un-reconciled financial accounting positions taken by the Company and its independent auditors, Old Republic intends to petition the SEC to seek resolution of the matter.

Since there is no assurance that the Company’s position will prevail, this press release is being issued to alert shareholders, rating agencies, and others who may be relying on the Company’s published financial reports to the possibility that its accounting methodology in the above regards might not be sustained. In the latter circumstance, and with the further assumption that PwC’s financial accounting position would be deemed preferable by the SEC, then Old Republic would be required to restate its previously issued financial statements for the three and nine months ended September 30, 2009. A summarized version of financial statements and pertinent statistics reflecting such possible restatement is shown in the accompanying table.

About Old Republic
Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages primarily in the property & liability, mortgage guaranty, and title insurance fields. One of the nation’s 50 largest publicly owned insurance organizations, Old Republic has assets of approximately $14.30 billion and shareholders’ equity of $3.90 billion or $16.54 per share. Its current stock market valuation is approximately $2.5 billion, or $10.65 per share.

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The nature of Old Republic’s business requires that it be managed for the long run. For the 25 years ended in 2008, the Company’s total market return, with dividends reinvested, has grown at a compounded annual rate of 9.6 percent per share. For the same period, the total market return, with dividends reinvested, for the S&P 500 Index has grown at a 9.8 percent annual compound rate. During those years, Old Republic’s shareholders’ equity account, inclusive of cash dividends, has risen at an average annual rate of 12.1 percent per share, and the regular cash dividend has grown at a 10.3 percent annual compound rate. According to the most recent edition of Mergent’s Dividend Achievers, Old Republic is one of just 120 companies, out of 10,000-plus publicly held corporations, that have posted at least 25 consecutive years of annual dividend growth.

Safe Harbor Statement
Historical data pertaining to the operating results, liquidity, and other performance indicators applicable to an insurance enterprise such as Old Republic are not necessarily indicative of results to be achieved in succeeding years. In addition to the factors cited below, the long-term nature of the insurance business, seasonal and annual patterns in premium production and incidence of claims, changes in yields obtained on invested assets, changes in government policies and free markets affecting inflation rates and general economic conditions, and changes in legal precedents or the application of law affecting the settlement of disputed and other claims can have a bearing on period-to-period comparisons and future operating results.

Some of the oral or written statements made in the Company’s reports, press releases, and conference calls following earnings releases, can constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Of necessity, any such forward-looking statements involve assumptions, uncertainties, and risks that may affect the Company’s future performance. With regard to Old Republic’s General Insurance segment, its results can be affected, in particular, by the level of market competition, which is typically a function of available capital and expected returns on such capital among competitors, the levels of interest and inflation rates, and periodic changes in claim frequency and severity patterns caused by natural disasters, weather conditions, accidents, illnesses, work-related injuries, and unanticipated external events. Mortgage Guaranty and Title Insurance results can be affected by similar factors, and by changes in national and regional housing demand and values, the availability and cost of mortgage loans, employment trends, and default rates on mortgage loans. Mortgage Guaranty results, in particular, may also be affected by various risk-sharing arrangements with business producers, as well as the risk management and pricing policies of government sponsored enterprises. Life and health insurance earnings can be affected by the levels of employment and consumer spending, variations in mortality and health trends, and changes in policy lapsation rates. At the parent holding company level, operating earnings or losses are generally reflective of the amount of debt outstanding and its cost, interest income on temporary holdings of short-term investments, and period-to-period variations in the costs of administering the Company’s widespread operations.

A more detailed listing and discussion of the risks and other factors which affect the Company’s risk-taking insurance business are included in Part I, Item 1A - Risk Factors, of the Company’s 2008 Form 10-K annual report to the Securities and Exchange Commission, which Item is specifically incorporated herein by reference.

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Any forwad-looking statements or commentaries speak only as of their dates. Old Republic undertakes no obligation to publicly update or revise any and all such comments, whether as a result of new information, future events or otherwise, and accordingly they may not be unduly relied upon.

Accompanying Financial Data:
•	Old Republic International Corporation: Unresolved Mortgage Guaranty Revenue Recognition Accounting Matter

For the latest news releases and other corporate documents on Old Republic:
write to:
Investor Relations
Old Republic International Corporation
307 North Michigan Avenue
Chicago, IL  60601
312-346-8100
or visit us at www.oldrepublic.com.

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Old Republic International Corporation:
Unresolved Mortgage Guaranty Revenue Recognition Accounting Matter(*)
($ in millions, except per share data)

ORI Consolidated
	Quarters Ended			Nine Months Ended
	September 30,			September 30,
			With			With
			Possible			Possible
	As Reported		Restatement(*)	As Reported		Restatement(*)
	2008	2009	2009	2008	2009	2009
Net premiums and fees earned	$835.2	$856.1	$938.6	$2,517.5	$2,445.4	$2,527.9
Net benefits and claims incurred	683.2	671.2	671.2	2,017.1	1,962.8	1,962.8
Pretax operating income (loss)	(80.1)	(110.7)	(28.2)	(208.3)	(289.6)	(207.1)
Income taxes (credits)	(34.8)	(44.6)	(15.7)	(93.3)	(119.9)	(91.0)
Net operating income (loss)	$(45.3)	$(66.1)	$(12.5)	$(114.9)	$(169.6)	$(116.0)
Net operating income (loss)
per diluted share	$(.20)	$(.28)	$(.05)	$(.50)	$(.72)	$(.49)
Benefits and claim ratio	81.8%	78.4%	71.5%	80.1%	80.3%	77.6%

Ending Shareholders’ Equity:
Total				$3,914.3	$3,901.3	$3,954.9
Per common share				$16.96	$16.54	$16.77

ORI Mortgage Guaranty Segment
	Quarters Ended			Nine Months Ended
	September 30,			September 30,
			With			With
			Possible			Possible
	As Reported		Restatement(*)	As Reported		Restatement(*)
	2008	2009	2009	2008	2009	2009
Net premiums earned	$148.4	$138.9	$221.4	$445.2	$425.8	$508.3
Net claims incurred	301.3	297.3	297.3	855.9	867.7	867.7
Pretax operating income (loss)	(152.8)	(160.4)	(77.9)	(415.9)	(443.0)	(360.5)
Income taxes (credits)	(54.8)	(57.4)	(28.5)	(149.7)	(159.1)	(130.2)
Net operating income (loss)	$(97.9)	$(102.9)	$(49.3)	$(266.2)	$(283.8)	$(230.2)
Claim ratio	203.1%	214.0%	134.3%	192.3%	203.8%	170.7%

		Net Premiums Earned		Claim Ratio		Net Operating Income (Loss)
			With		With		With
		As	Possible	As	Possible	As	Possible
		Reported	Restatement(*)	Reported	Restatement(*)	Reported	Restatement(*)
3rd	Quarter 2007	$133.9	$133.9	161.9%	161.9%	$(52.6)	$(52.6)
4th	Quarter 2007	141.2	141.2	178.7	178.7	(71.5)	(71.5)
1st	Quarter 2008	147.6	147.6	181.1	181.1	(78.1)	(78.1)
2nd	Quarter 2008	149.1	149.1	192.5	192.5	(90.0)	(90.0)
3rd	Quarter 2008	148.4	148.4	203.1	203.1	(97.9)	(97.9)
4th	Quarter 2008	147.2	147.2	220.5	220.5	(114.5)	(114.5)
1st	Quarter 2009	145.3	145.3	199.9	199.9	(92.6)	(92.6)
2nd	Quarter 2009	141.5	141.5	197.7	197.7	(88.3)	(88.3)
3rd	Quarter 2009	$138.9	$221.4	214.0%	134.3%	$(102.9)	$(49.3)

(*)
Data in the columns headed “With Possible Restatement” shows the effect that the immediate recognition of the initial front end risk premium would have on ORI’s reported earnings and trends therein for the three and nine months ended September 30, 2009 and in relation to preceding quarters.

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